PART II - OTHER INFORMATION

                         AVNET, INC. AND SUBSIDIARIES

                                                                 EXHIBIT 11.1

                  COMPUTATION OF EARNINGS PER SHARE - PRIMARY


                                                   First Quarter Ended

                                              September 29,     September 30,
                                                  1995              1994
                                                       (unaudited)
A.  Primary earnings per share:

      Common shares outstanding
      (weighted average)                      *43,280,148         40,675,692

      Common equivalent shares:
        Conversion of convertible debentures
        (weighted average)                         --              2,448,487

        Contingent shares issuable                111,697            103,991

        Exercise of warrants and options
          using the treasury method               328,616            104,054

      Total common and common equivalent
        shares                                 43,720,461         43,332,224

      Income                                  $44,544,269        $28,927,029

      Interest expense on convertible
        debentures - net of taxes                  --                947,158

      Income used for computing earnings
        per share                             $44,544,269        $29,874,187

      Net income                                    $1.02              $0.69



  * The weighted average shares outstanding for the first quarter ended September 29, 1995 include 2,445,270 shares issued in connection with the conversion of the Company's 6% Convertible Subordinated Debentures.












           SEE NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                          AVNET, INC AND SUBSIDIARIES

EXHIBIT 11.2

               COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED


                                                   First Quarter Ended

                                              September 29,    September 30,
                                                  1995              1994
                                                       (unaudited)

B.  Fully diluted earnings per share:

      Common and common equivalents             43,720,461       43,332,224

      Additional dilution upon exercise
        of options and warrants                      2,732           40,648

      Total fully diluted shares                43,723,193       43,372,872

      Income                                   $44,544,269      $28,927,029

      Interest expense on convertible
        debentures - net of taxes                  --               947,158

      Income used for computing earnings
        per share                              $44,544,269      $29,874,187

      Fully diluted earnings per share:

      Net income                                     $1.02            $0.69
























               SEE NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                               S I G N A T U R E



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

















                                    Avnet, Inc.
                                    (Registrant)



                                    By: s/Raymond Sadowski
                                        Raymond Sadowski
                                        Senior Vice President,
                                        Chief Financial Officer
                                        and Assistant Secretary





                                    By: s/John F. Cole
                                        John F. Cole
                                        Controller and Principal
                                        Accounting Officer


November 10, 1995
      Date